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                                   EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
First Manitowoc Bancorp, Inc.:

     We consent to the incorporation by reference in the Registration Statement (No. 333-85749) on Form S-8 of First Manitowoc Bancorp, Inc. of our report dated February 2, 2001, relating to the consolidated balance sheet of First Manitowoc Bancorp, Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of First Manitowoc Bancorp, Inc.

Wipfli Ullrich Bertelson LLP

Green Bay, Wisconsin
March 9, 2001